August 26, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC	20549

Re:	Universal Fog, Inc.
Formerly Known As Edmonds 6, Inc.

Gentlemen:

We were previously the independent auditors of Edmonds 6, Inc. and on March 18,2004 we most recently reported on their financial statements as of fiscal year ended October 31, 2004 and for the three months ended January 31, 2005, the six months ended April 30, 2005. On June 10, 2005, we were dismissed as the Company’s Independent auditors. We have read the Company’s statements included under Item 4.01 of the Form 8-K dated August 18, 2005 and we agree with such statements.

/s/ Gately & Associates, LLC

Gately & Associates, LLC
Altamonte Springs, FL